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                                                                    EXHIBIT 3.13

                                        1

                                    ARTICLES

                                       OF

                              CNH DEUTSCHLAND GMBH

                                    Section 1

                         COMPANY AND REGISTERED OFFICES

1. The trading name of the Company:

                              CNH DEUTSCHLAND GMBH.

2. Registered offices of the Company are in Heilbronn am Neckar.

                                    Section 2

                             PURPOSE OF THE COMPANY

1. Purposes of the Company are:

   A) Distribution of tractors, equipment, agricultural machinery and building machinery, corresponding parts, components, accessories and spare parts, also services through the establishment and operation of workshops.

   B) The Company may carry out all businesses and measures including disposition of mobile and fixed assets which are or may be in any way either directly or indirectly connected with the purposes of the Company in accordance with paragraph 1 hereof.

2. The Company is entitled:

   A) to acquire companies having the same purposes either inland or abroad, to take up shares in such companies or to carry on their business;

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   B) to participate in joint ventures;

   C) to establish subsidiary companies inland and abroad and to take part in any civil law partnerships both inland and abroad;

   D) to incorporate or acquire undertakings of all types both inland and abroad, to take shares in them or to sell them;

   E) to carry on business for the account of third parties;

   F) to commission the carrying out of services;

   G) to take over accounts receivable accounting, monitoring accounts receivable, sales to authorised distributors and end-users, carrying out credit checks on behalf of authorised distributors and ensuring the creditworthiness of authorised distributors in addition to associated measures, as well as the preparation of all necessary steps for collection of outstandings with the exception of those requiring agreement in accordance with legislation governing the misuse of legal advice. Recovery of banking transactions subject to authorisation is excluded.

                                    Section 3

                                 NOMINAL CAPITAL

2. Nominal share capital is

                               18,457,650.00 EURO

             (eighteen million four hundred and fifty-seven thousand

                          six hundred and fifty euro).

The share capital is fully subscribed.

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                                    Section 4

                      TERM OF THE COMPANY, ACCOUNTING YEAR

1. The term of the Company is unlimited in time.

2. The accounting year is the calendar year.

                                    Section 5

                          MANAGEMENT AND REPRESENTATION

1. The Company has one or more directors. If only one director is appointed, he/she alone shall represent the Company. If two or more directors are appointed, the Company shall be represented by two directors in concert, or by one director jointly with one authorised signatory.

2. The appointment and dismissal of directors is the responsibility of the shareholders' meeting, if there is no supervisory board.

3. Authority for the directors to carry on the Company's business applies to all the normal business carried out in the sector; for all other business, the authority of the supervisory board is necessary.

      This authority is in particular necessary for all important legal business and legal actions which in their type, amount and scope of risk extend beyond those usual in the Company's normal business.

Such business transactions include in particular:

      A) acquisition, disposal and encumbrance of plots of land leasehold and similar rights,

      B)    the establishment and discontinuance of subsidiary businesses,

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      C)    acquisition, disposal and encumbrance of and the alteration of participating interests,

      D)    entering into rent and leasing agreements,

      E)    entering into loan liabilities, suretyships and standing guarantees,

      F)    bill business as drawee,

      G) granting and revocation of powers as authorised signatory and representation,

      H)    entering into liabilities,

      I) entering into legal actions, with the exception of conventional actions for recovery of debts,

      J) conclusion of contracts of employment at an annual gross salary in excess of the limit laid down by the supervisory board,

      K) conclusion of contracts with shareholders, their spouses or descendants,

      L)    pension commitment.

      The transactions listed above always require authorisation in written form, which must be given in advance.

4. Notwithstanding the provisions under figure 3 the director is always bound by the instructions of the shareholders' meeting and, if there is one, to those of the supervisory board.

5. If there is no supervisory board, the transactions listed under figure 4 require the authorisation of the shareholders' meeting.

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                                        5

                                    Section 6

                 SHAREHOLDERS' MEETING, SHAREHOLDERS' RESOLUTION

1. Shareholders' resolutions are to be drawn up on a regular basis in a shareholders' meeting. This must take place annually after presentation of the annual accounts and within a period of two months or otherwise at any time at a shareholder's request. Calling the meeting must be carried out by a shareholder in writing with an agenda at two weeks' notice. Day of posting and day of the meeting are disregarded for this purpose. With the agreement of all shareholders, the shareholders' meeting may also be convened in another manner.

2. Each shareholder is entitled to take part in the meeting; he may be represented by another shareholder or by a nominee under obligation of confidentiality bearing a written power of attorney. Organs of this Company are excluded from representing a shareholder.

3. The shareholders' meeting is to be chaired by the shareholder holding the largest share in terms of capital.

      If several shareholders have an identical shareholding, these shareholders shall take charge of the shareholders' meeting in turn.

4. The shareholder in charge of the meeting shall have a record taken of the minutes of the shareholders' meeting and the resolutions voted upon, which is to be signed by him and distributed to the shareholders without delay.

5. Resolutions may be submitted on all matters and are decided on the basis of a simple majority, unless legislation prescribes another majority. Voting is carried out on the basis of shareholding, whereby each share of 50 euro entitles the holder to one vote.

6. Resolutions of the shareholders' meeting are not permitted to interfere with the independence and freedom of the directors to act in accordance with their duty.

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7.    A shareholders' meeting shall be deemed to possess a quorum when convened in good time and under publication of the agenda, and at least 70% of all votes are represented at the shareholders' meeting. If less than 70% of all votes are represented, another shareholders' meeting is to be convened in accordance with paragraph 1. This shareholders' meeting shall be deemed as constituting a quorum regardless of the amount of capital represented.

      If the shareholders' meeting is not properly convened, resolutions may only be put when all shareholders are present or represented and there is no dispute over the adoption of a resolution.

                                    Section 7
                                SUPERVISORY BOARD

1. The shareholders' meeting is entitled to appoint a supervisory board. It shall be composed of at least three members, elected by the shareholders' meeting to serve for a period of two years.

      If a person elected to serve on the supervisory board declines, or if a member of the board leaves before expiry of his term of office, a further election is to be carried out in accordance with the legal requirements.

      The term of office for the substitute member shall expire at the latest with expiry of the term of office of the member replaced.

2. The supervisory board shall appoint from within its membership a chairman and a deputy.

3. The chairman of the supervisory board must convene the supervisory board as required, with notification of the agenda.

4. The supervisory board shall constitute a quorum when at least half of its members take part in the voting on resolutions.

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      The chairman of the supervisory board must manage its activities and sign the record thereof. Voting is on the basis of a simple majority. Where votes are tied, an application is deemed to be declined.

5. The supervisory board may also deal with resolutions in written circular form.

6.    If there is a supervisory board, it is entitled and has a duty

      A)    to appoint and discharge the management,

      B)    to conclude contracts of employment with the directors,

      C)    to appoint and discharge the chairman of the executive board,

      D)    to monitor the board and keep a check on their activities,

      E) to make decisions in respect of business activities requiring authorisation as listed in section 5 paragraph 3,

      F)    in addition at its discretion to give instructions to management,

      G)    to grant sole representation authority to directors,

      H)    to appoint or discharge a chairman of the executive board.**

            The supervisory board may call on the services of a specialist third party.

            The above functions are the responsibility of the shareholders' meeting if there is no supervisory board.

7. The members of the supervisory board shall receive payment as laid down in each case by the shareholders' meeting. In addition, expenses and allowances are to reimbursed to the members of the supervisory board. If the inclusive allowances exceed those amounts permitted under tax legislation, individual receipts shall be required.

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      Members of the supervisory board who are employed by a FIAT company, receive no payment A FIAT company is defined as a company in which a company belonging to the FIAT concern holds a share of more than 50%. Where, notwithstanding this provision, a payment has been made, the payment must be reimbursed without reminder.

      This does not apply to members of the supervisory board who have been elected in accordance with the co-determination legislation as workers' representatives.

8. The members of the supervisory board are entitled to a vote of formal approval.

                                    Section 8

                    ANNUAL ACCOUNTS, APPROPRIATION OF PROFITS

Legal regulations apply for the annual accounts and appropriation of profits. The shareholders' meeting is responsible for deciding on appropriation of profits in accordance with its discretion.

                                    Section 9

                           ASSIGNMENT OF SHAREHOLDINGS

The assignment of shareholdings or of parts thereof requires the agreement of the shareholders' meeting.

                                   Section 10

                    ENCUMBRANCE AND CHARGES ON SHAREHOLDINGS

1. No encumbrances or charges can be made either on shareholdings or on their derivative rights.

2. Shareholders' claims against the Company, regardless of the legal basis, cannot be transferred independently to a third party.

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                                        9

                                   Section 11

                              PUBLIC ANNOUNCEMENTS

Public announcements by the Company will appear in the Bundesanzeiger (Federal Gazette).

                                   Section 12

                                FINAL PROVISIONS

1. Where these Articles make no provisions, the legal regulations shall apply.

2. Should any individual provision of these Articles prove to be unworkable, this shall not in any way affect the validity of its remaining content.

      In such an event, the invalid provision of these Articles is to be revised or supplemented by resolution of the shareholders' meeting in such a way that the original purpose of invalid provision is as far as possible realised.

3. Location responsible for all disputes arising from these Articles is, legislation permitting, exclusively the court with jurisdiction at the Company's registered office.

                                 CERTIFIED COPY

                           Heilbronn, April 13th, 2005
                                  Office of the
                           Heilbronn Regional Court -
                             -Register Department -

                                 Signed Baumann,
                          Justice Department official,
                              Registration officer.

                                Official seal of
                                       the
                                    Heilbronn
                                 Regional Court